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                          July 17, 2023

       Brian Conway
       Chief Executive Officer
       OZOP ENERGY SOLUTIONS, INC.
       55 Ronald Reagan Blvd.
       Warwick, NY 10990

                                                        Re: OZOP ENERGY
SOLUTIONS, INC.
                                                            Registration
Statement on Form S-1
                                                            Filed July 7, 2023
                                                            File No. 333-273184

       Dear Brian Conway:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing